Exhibit 99.15

NEW BRUNSWICK, N.J., Apr 13, 2004 /PRNewswire-FirstCall via COMTEX/ -- Johnson & Johnson today announced sales for the first quarter of $11.6 billion, an increase of 17.7% over the prior year. The increase represented operational growth of 12.3% and a currency impact of 5.4%. Domestic sales were up 15.1%, while international sales increased 21.8%, including operational growth of 7.8% and a positive currency impact of 14.0%.

Net earnings and diluted earnings per share for the first quarter were $2.5 billion and $.83, increases of 20.4% and 20.3%, respectively, as compared with the same period in 2003. Prior-year first-quarter net earnings included after-tax in-process research and development charges of $15 million for costs associated with the acquisitions of 3-
Dimensional Pharmaceuticals, Inc. and Orquest, Inc.

"I'm pleased with the first-quarter results; they are truly a reflection of our broad base, one of the key strengths of Johnson & Johnson," said William C. Weldon, Chairman and
Chief Executive Officer.

Worldwide Medical Devices and Diagnostic sales of $4.1 billion for the first quarter represented an increase over the prior year of 22.9%, with operational growth of 16.1% and a positive impact from currency of 6.8%. Domestic sales increased 25.5%, while international sales increased 20.2%
(5.9% from operations and 14.3% from currency).

Cordis' circulatory disease management products were a key contributor to the segment results, with the primary driver being the CYPHER Sirolimus-eluting Coronary Stent. This breakthrough product for coronary artery disease has been implanted in more than 600,000 patients around the world. In February, Cordis announced it had entered into a strategic alliance with Guidant Corporation for the co-promotion of drug-eluting stents and the advancement of new technology in coronary stent delivery systems. In March, Cordis announced that it had received approval from the Japanese Ministry of Health, Labor and Welfare to market its CYPHER Sirolimus-eluting Coronary Stent in Japan; this is the first drug-eluting stent to be approved in Japan.

Also contributing to the performance of the segment were strong results from DePuy's spinal products. During the quarter, DePuy submitted a Premarket Approval Application
(PMA) for the CHARITE Artificial Disc to the U.S. Food and
Drug Administration (FDA).

Vistakon's contact lens business was also a strong contributor to segment performance benefiting from the introduction of the new ACUVUE ADVANCE Brand Contact Lenses with HYDRACLEAR in the United States and the launch of 1-DAY
ACUVUE COLOURS in Japan.

Worldwide Pharmaceutical sales of $5.4 billion for the first quarter represented an increase over the prior year of 15.2%, with operational growth of 10.9% and a positive impact from currency of 4.3%. Domestic sales increased 11.6%, while international sales increased 23.5% (9.1% from operations and 14.4% from currency).

Sales growth reflects the strong performances of RISPERDAL, an antipsychotic medication; LEVAQUIN, an anti-infective;
TOPAMAX, an antiepileptic; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; ORTHO EVRA, the first birth control patch; and NATRECOR, the first novel agent for congestive heart failure.

During the quarter, the Company submitted applications to the FDA for REMICADE for use in the treatment of ankylosing spondylitis and for LEVAQUIN 750 mg short course therapy for use in the treatment of chronic bronchitis.

In addition, the European Medicines Evaluation Agency's
Committee on Proprietary Medicinal Products issued a positive opinion to recommend approval under exceptional circumstances for VELCADE (bortezomib) for the treatment of patients with multiple myeloma. Under the terms of the co-development and commercialization agreement with Millenium
Pharmaceuticals, Inc., the Company will commercialize
VELCADE outside of the U.S., including Europe.

In March, the Company also announced that it had signed a definitive agreement to acquire Wyeth's St. Louis biopharmaceutical manufacturing facility. The transaction closed on April 9, 2004.

Worldwide Consumer segment sales of $2.0 billion for the first quarter represented an increase over the prior year of 14.3%, with operational growth of 8.7% and a positive impact from currency of 5.6%. Domestic sales increased 8.1%, while international sales increased 22.1% (9.6% from operations and 12.5% from currency).

Strong growth in Consumer sales were achieved by McNeil
Nutritional's SPLENDA sweetener; the skin care lines of NEUTROGENA, RoC, AVEENO and CLEAN & CLEAR, and wound care products.

In February, the Company announced that it had signed a definitive agreement to acquire Merck's 50 percent equity stake in the European non- prescription pharmaceuticals joint venture known as Johnson & Johnson MSD Europe. The acquisition was completed early in the second quarter and the joint venture companies have been renamed McNeil Europe. In addition, the Company also announced the strategic realignment of its sucralose agreements with Tate & Lyle PLC to better position sucralose and the SPLENDA Brand for future global growth opportunities. Under the new agreements, McNeil Nutritionals retains ownership of the SPLENDA Brand and has commercial responsibility for the worldwide SPLENDA Brand retail and food service business. Tate & Lyle is the manufacturer and is responsible for worldwide food and beverage ingredient sales of sucralose. Johnson & Johnson, with approximately 109,500 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.